Exhibit 99.1

LENDINGTREE PROVIDES UPDATE TO 2Q 2022 FINANCIAL GUIDANCE

Company remains focused on strategic imperatives despite persistent inflation and interest rate-driven headwinds

CHARLOTTE, NC – June 23, 2022 - LendingTree, Inc. (NASDAQ: TREE), the nation's leading online financial services marketplace, today announced revised guidance for the current quarter.

"Our variable marketing model continues to serve us well as difficult economic forces have persisted, and in many instances worsened, so far this year. Despite rapid increases in interest rates, rampant consumer price inflation, and looming recession fears presenting persistent headwinds for some of our operating segments, our diversified business model and strong balance sheet allow us to continue to strengthen our competitive position while navigating shorter-term macro driven challenges,” said Doug Lebda, Chairman and CEO. “This year we remain focused on our key strategic initiatives to create even more useful, usable, and desirable experiences for consumers that come to LendingTree for their borrowing and insurance needs. We are happy with the pace of execution on these plans and expect the positive impact from them to begin to manifest in the quarters ahead.”

Chief Financial Officer, Trent Ziegler added, "The challenging interest rate environment that progressed through this quarter combined with annual inflation persistently running above 8% has presented additional challenges for many of our mortgage lending and insurance partners. We have seen the most significant impact in our Home segment as mortgage rates have nearly doubled over the last six months, causing a sharp decline in refinance volumes and more recent pressure on purchase activity. Although our Insurance segment continues to rebound from the trough in 4Q 2021, the recovery has been slower than expected as demand from our carrier partners remains volatile as premium increases continue to chase inflation. On a positive note, our Consumer segment continues to perform quite well, as we expect approximately 40% growth in the quarter. Annual guidance provided in our 1Q earnings announcement is under review, and we intend to provide a revised outlook when we announce formal 2Q results next month. Despite near-term headwinds, our balance sheet remains incredibly solid, we expect continued positive cash flow generation, and we continue to operate from a position of strength."

2Q 2022 Preliminary Results

•	Revenue is now anticipated in the range of $259 - $264 million vs prior range of $283 - $293 million.

•	Variable marketing margin is now anticipated to be $88 - $92 million vs prior range of $100 - $106 million.

•	Adjusted EBITDA is now anticipated to be in the range of $26 - $29 million vs prior range of $35 - $40 million.

LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

LendingTree’s Principles of Financial Reporting

LendingTree reports variable marketing margin and Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA") as non-GAAP measures supplemental to GAAP.

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income. Variable marketing margin is a measure of the operating efficiency of the Company's operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company's operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company's proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin is a primary metric by which the Company measures the effectiveness of its marketing efforts.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) one-time items. Adjusted EBITDA is a primary metric by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and by which management and many employees are compensated in most years.

The most directly comparable GAAP measure for both variable marketing margin and adjusted EBITDA is net income from continuing operations.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. However, LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2021, in our Quarterly Report on Form 10-Q for the period ended March 31, 2022, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, by comparing multiple offers from a nationwide network of over 500 partners in one simple search and choosing the option that best fits their financial needs. Services include mortgage loans, mortgage refinancing, personal loans, credit cards, business loans, auto loans, student loan refinancing, and insurance including auto and homeowners’ policies. Through the My LendingTree platform, members receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

Investor Relations Contact:

investors@lendingtree.com

Media Contact:

press@lendingtree.com